Exhibit 10.44

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

DEFERRED COMPENSATION PLAN

As Amended and Restated as of January 1, 2009

(i)

ARTICLE IV - PARTICIPATING EMPLOYER MATCHING CONTRIBUTIONS		13
4.1	Eligibility for Participating Employer Matching Contribution	13
4.2	Amount of Participating Employer Matching Contribution	13
4.3	Participating Employer Matching Contribution Subaccount	14
4.4	Vesting of Participating Employer Matching Contribution Account	14
4.5	Payment of Participating Employer Matching Contribution Subaccount	15

ARTICLE V - DEFERRED COMPENSATION ACCOUNT		16
5.1	Establishment of Deferred Compensation Accounts and Subaccounts	16
5.2	Allocations to and Distributions From Deferred Compensation Accounts	16
5.3	Selection of Investment Vehicle	17
5.4	Adjustment of Deferred Compensation Account	17

ARTICLE VI - BENEFIT PAYMENTS		18
6.1	Payment of Retirement Subaccount	18
6.2	Payment of In-Service Distribution Subaccount	19
6.3	Payment of Participating Employer Matching Contribution Subaccount.	19
6.4	Small Benefit	20
6.5	Benefit Payments Upon Death	20
6.6	Delay in Time of Payment	20

ARTICLE VII - ADMINISTRATION OF THE PLAN		21
7.1	Plan Administration	21
7.2	General Powers of Administration	21

ARTICLE VIII - AMENDMENT OR TERMINATION		23
8.1	Amendment or Termination	23
8.2	Effect of Amendment or Termination	23

ARTICLE IX - GENERAL PROVISIONS		24
9.1	Payment of Benefits from General Assets; Unsecured Creditor Status for Participants	24
9.2	No Guarantee of Benefits	24
9.3	No Enlargement of Employee Rights	24
9.4	Spendthrift Provision	25
9.5	Incapacity of Recipient	25
9.6	Corporate Successors	25
9.7	Limitations on Liability	25
9.8	Tax Withholding and Reporting	26
9.9	Liability for Payment	26
9.10	Plan Expenses	27
9.11	Applicable Law	27

ARTICLE X - CLAIMS PROCEDURES		28
10.1	Claims Procedures	28

(ii)

INTRODUCTION

This Boston Private Financial Holdings, Inc. Deferred Compensation Plan, originally effective January 1, 2001, is amended and restated effective January 1, 2009 (as so amended and restated, the “Plan”). This amendment and restatement incorporates prior amendments as well as administrative changes and provisions designed to bring the Plan into compliance with the requirements of Section 409A of the Code.

The purpose of this Plan is to provide incentive and reward to certain employees of Boston Private Financial Holdings, Inc. (the “Company”) and its affiliates who contribute to the long-term success of the Company.

The Plan shall be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 210(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

Accordingly, the Company hereby adopts the Plan pursuant to the terms and provisions set forth below.

ARTICLE I - DEFINITIONS

Whenever used herein the following terms shall have the meanings hereinafter set forth:

1.1 “Administrator” means the Compensation Committee of the Board of Directors of the Company.

1.2 “Affiliated Employer” means any corporation, trust, association, enterprise or other entity which is required to be considered, together with the Company, as one employer pursuant to the provisions of Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.3 “Base Compensation” means a Participant’s base annual salary from a Participating Employer before any pre-tax salary reductions in a Code Section 125 or 401(k) plan.

1.4 “Beneficiary” or “Beneficiaries” means the individual or individuals last designated by the Participant on a Beneficiary Designation Form filed with the Company to receive the value of the Participant’s Deferred Compensation Account in the event of a Participant’s death prior to complete payment of benefits under the Plan.

1.5 “Change in Control” A “Change in Control” shall be deemed to have occurred in any one of the following events:

(a) any “person” (as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”)) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan or trust of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Act), directly or indirect1y, of securities of the Company representing at least twenty five percent (25%) or more of the combined voting power of the Company’s then outstanding securities;

(b) persons who, as of January 1, 2001, constituted the Company’s Board (the “Incumbent Board”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director of the Company subsequent to January 1, 2001, whose election or nomination for election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 1.5, be considered a member of the Incumbent Board; or

(c) the stockholders of the Company shall approve (i) any consolidation or merger of the Company or its subsidiaries where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 80% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (iii) any plan or proposal for the liquidation or dissolution of the Company.

1.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder, and any provision of future law that amends, supplements, or supersedes such provisions.

1.7 “Commission” means the amount of compensation of a Participant that is payable by a Participating Employer on account of a sale of a product or service to a customer, before any pre-tax salary reduction in a Code 125 or 401(k) plan.

1.8 “Company” means Boston Private Financial Holdings, Inc. or, to the extent provided in Section 9.6 below, any successor entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.9 “Compensation” means a Participant’s Base Compensation, Commissions and Incentive Compensation.

1.10 “Deferred Compensation Account” or “Account” means the bookkeeping account established in the name of a Participant pursuant to Section 5.1 of the Plan which reflects the Participant’s entire interest in the Plan, and which includes the Participant’s Participating Employer Matching Contribution Subaccount, Retirement Subaccount, and In-Service Distribution Subaccount. The Company shall maintain multiple subaccounts within each of the preceding Subaccounts to reflect different types of compensation being deferred and different years of deferral. “Pre-2005 Deferred Compensation Account” means the vested amount standing to the credit of the Participant’s Account as of December 31, 2004 and deemed investment adjustments thereon. “Post-2004 Deferred Compensation Account” means the amount credited to a Participant’s Account after December 31, 2004 and amounts credited to a Participant’s Account before January 1, 2005 but which becomes vested after December 31, 2004, and deemed investment adjustments thereon.

1.11 “Deferred Compensation Agreement” means the written compensation deferral agreement entered into by a Participant with the Company pursuant to the Plan.

1.12 “Disability” or “Disabled” with respect to the Pre-2005 Deferred Compensation Account means that the Participant is considered totally disabled under the terms of the Participating Employer’s Long Term Disability Plan or any successor plan. If no such plan is in effect, then disability means a medically determinable physical or mental impairment that has existed for at least six months and that is likely to result in death or to be of long-continued and indefinite duration, and which prevents an individual from engaging in any substantial gainful activity, as determined by the Administrator. With respect to the Post-2004 Account of a Participant, a Participant is considered to have incurred a Disability if he or she is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participating Employer.

1.13 “Eligible Employee” means an Employee who meets the eligibility requirements of Section 2.1.

1.14 “Employee” means an individual who is an employee of a Participating Employer.

1.15 “401(k) Plan” means the 401(k) Plan adopted by a Participating Employer.

1.16 “Incentive Compensation” means bonuses payable under the Company’s annual bonus plan and any similar short term bonus plan of a Participating Employer before any pre-tax salary reductions in a Code Section 125 or 401(k) plan.

1.17 “In-Service Distribution Date” means the date selected by the Participant in his or her Deferred Compensation Agreement for the commencement of payment of an In-Service Distribution Subaccount.

1.18 “In-Service Distribution Subaccount” means the portion of a Participant’s Deferred Compensation Account established in accordance with Section 3.4(c) of the Plan.

1.19 “Participant” means each Eligible Employee and each individual who has an Account under the Plan but who is no longer an Eligible Employee.

1.20 “Participating Employer” means the Company and any Affiliated Employer that adopts the Plan with the permission of the Company.

1.21 “Participating Employer Matching Contribution Subaccount” means the portion of a Participant’s Deferred Compensation Account established in accordance with Section 4.3 of the Plan.

1.22 “Plan” means this Boston Private Bank Financial Holdings, Inc. Deferred Compensation Plan.

1.23 “Plan Year” means the calendar year.

1.24 “Retirement” means that the Participant has a Separation from Service on or after age sixty-five (65).

1.25 “Retirement Subaccount” means the portion of a Participant’s Deferred Compensation Account established in accordance with Section 3.4(b) of the Plan.

1.26 “Separation from Service” or “Separates from Service” is deemed to occur when the Participating Employers and the Participant reasonably anticipate that no further services would be performed by the Participant for the Participating Employers (and all Affiliated Employers) after a certain date or that the level of bona fide services the Participant would perform for the Participating Employers (and all Affiliated Employers) after such date (whether as an employee, a self-employed individual or an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed for the Participating Employer (and all Affiliated Employers) over the immediately preceding 36-month period (or the full period of service to the Participating Employer if the Participant has less than 36 months of service).

Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

ARTICLE II - ELIGIBILITY

2.1 Eligibility. An individual is eligible to participate in the Plan if he or she:

(a) is an Employee;

(b) is a member of the senior management team of the Participating Employer; and

(c) is approved by the Participating Employer to participate in this Plan.

2.2 Cessation of Eligibility. An Eligible Employee shall become ineligible to participate on the date such individual no longer satisfies the requirements of Section 2.1. An Employee’s eligibility to participate in the Plan with respect to any particular Plan Year does not guarantee continued eligibility to participate in any future Plan Year.

In the event an individual’s status changes from Eligible Employee to ineligible Employee during a Plan Year, or if an Eligible Employee ceases to be an Employee in connection with a restructuring or reorganization of a Participating Employer that results in such individual becoming a self-employed individual performing personal services for a Participating Employer, deferrals under the Plan, if any, shall continue for the balance of such Plan Year in accordance with such individual’s Deferred Compensation Agreement to the extent the Participant continues to receive Compensation or earned income from self-employment from a Participating Employer in such Plan Year.

ARTICLE III - DEFERRAL ELECTIONS

3.1 Deferred Compensation Agreement. An Eligible Employee may elect to defer a portion of his or her Compensation by entering into a Deferred Compensation Agreement with a Participating Employer pursuant to the rules set forth in this Article III. The Deferred Compensation Agreement shall be made on a form supplied by the Company and shall be filed with the Company’s Human Resources Department (or its designee) in accordance with procedures established by the Company. A Deferred Compensation Agreement shall become effective only if the Company determines that such Agreement complies with the rules of the Plan and the Company accepts and approves the Agreement.

The foregoing notwithstanding, a Participant’s deferrals of Compensation under the Plan shall be suspended for any period of time required by regulations promulgated under Section 401(k) of the Code in the event the Participant receives a hardship distribution from the 401(k) Plan.

3.2 Timing of Deferred Compensation Agreement.

(a) Deferrals of Base Compensation. An Eligible Employee may enter into a Deferred Compensation Agreement with respect to his or her Base Compensation prior to January 1 of each Plan Year. The Deferred Compensation Agreement shall apply to Base Compensation earned in the immediately following Plan Year, and shall be irrevocable.

(b) Deferrals of Commissions. An Eligible Employee may enter into a Deferred Compensation Agreement with respect to his or her Commissions prior to January 1 of each Plan Year. The Deferred Compensation Agreement shall apply to Commissions earned in the immediately following Plan Year, and shall be irrevocable.

(c) Deferrals of Incentive Compensation. An Eligible Employee may enter into a Deferred Compensation Agreement with respect to Incentive Compensation prior to the beginning of the Plan Year in which the Participant performs the services relating to such Incentive Compensation. Such deferral election shall be irrevocable.

(d) Rules for Newly Eligible Employees. Notwithstanding (a), (b) and (c) above, an Employee who first becomes an Eligible Employee after the annual enrollment period for a Plan Year may enter into a Deferred Compensation Agreement no later than 30 days after he or she becomes eligible. For the Plan Year in which such Employee first becomes eligible, the Deferred Compensation Agreement (i) shall apply with respect to Base Compensation and Commissions earned after the pay period that the Deferred Compensation Agreement is executed and (ii) shall not apply to Incentive Compensation earned in such Plan Year. For Plan Years beginning after the Employee first becomes eligible, the rules set forth in (a), (b) and (c) above shall apply.

3.3 Amount of Deferrals.

(a) From Base Compensation. An Eligible Employee may elect to defer up to 25% of his or her Base Compensation, in increments of 1%.

(b) From Commissions. An Eligible Employee may elect to defer up to 100% of his or her Commissions, in increments of 5%.

(c) From Incentive Compensation. An Eligible Employee may elect to defer up to 100% of his or her Incentive Compensation, in increments of 5%.

A Deferral Election shall be automatically reduced if the Company determines that such action is necessary to meet Social Security and Medicare tax withholding obligations.

3.4 Deferral Period.

(a) General. At the time an Eligible Employee defers Compensation pursuant to a Deferred Compensation Agreement for a Plan Year, the individual must specify a distribution date applicable to such deferrals. The Eligible Employee may elect to defer Compensation for a Plan Year to Separation from Service, as set forth in Section 3.4(b) below, and/or to an In-Service Distribution Date, as set forth in Section 3.4(c) below. A Participant may make separate elections with respect to deferrals of Base Compensation described in Section 3.2(a) of the Plan, deferrals of Commissions described in Section 3.2(b) of the Plan and deferrals of Incentive Compensation described in Section 3.2(c) of the Plan.

(b) Deferrals to Separation from Service. An Eligible Employee may irrevocably elect in his or her Deferred Compensation Agreement for a Plan Year to defer Compensation to Separation from Service. The Company shall establish a Retirement Subaccount on behalf of each Eligible Employee representing Compensation deferred to Separation from Service, and earnings thereon. Payments from Retirement Subaccounts shall be made at such time and in such manner as provided in Section 6.1.

(c) Deferrals to an In-Service Distribution Date. An Eligible Employee may irrevocably elect in his or her Deferred Compensation Agreement for a Plan Year to defer Compensation to an In-Service Distribution Date. Deferrals to an In-Service Distribution Date shall be subject to the following requirements:

(i) In-Service Distribution Date. The In-Service Distribution Date must be a date at least two full calendar years after the date of such Deferred Compensation Agreement.

(ii) In-Service Distribution Subaccount. The Company shall establish an In-Service Distribution Subaccount within the Eligible Employee’s Deferred Compensation Account to which deferrals relating to a particular In-Service Distribution Date, and earnings thereon, shall be credited. Once an In-Service Distribution

Subaccount is established a Participant may elect in subsequent Deferred Compensation Agreements to defer additional Compensation to such Subaccount, up to and including the third calendar year prior to the calendar year containing the In-Service Distribution Date.

(iii) Payments. Payments from In-Service Distribution Subaccounts shall be made at such time and in such manner as provided in Section 6.1.

3.5 Vesting of Retirement and In-Service Distribution Subaccounts. Participants are fully vested in their Retirement Subaccount and In-Service Distribution Subaccount(s).

ARTICLE IV - PARTICIPATING EMPLOYER MATCHING CONTRIBUTIONS

4.1 Eligibility for Participating Employer Matching Contribution. An individual shall be eligible for a Participating Employer Matching Contribution, if any, under this Article IV for a Plan Year only if such individual has made the maximum elective deferrals to the 401(k) Plan permitted under Section 402(g) of the Code for such Plan Year, or has made the maximum elective deferral permitted under the terms of the 401(k) Plan for such Plan Year, or such individual’s compensation taken into account under the 401(k) Plan was limited by Code Section 401(a)(17) for such Plan Year, or such individual’s contributions to the 401(k) Plan were limited by Code Section 415 for such Plan Year.

4.2 Amount of Participating Employer Matching Contribution.

(a) General. Each Participating Employer shall determine, in its sole discretion, whether to make Participating Employer Matching Contributions for a Plan Year on behalf of eligible Participants employed by such Participating Employer.

(b) Amount. A Participant’s Participating Employer Matching Contribution for such Plan Year, if any, shall be determined in accordance with the following procedure:

Step One: Determine the Participant’s Base Compensation for such Plan Year.

Step Two: Determine the maximum percentage of a Participant’s compensation which is eligible for employer matching contributions under the 401(k) Plan for such Plan Year.*

Step Three: Multiply Step One by Step Two.

Step Four: Determine the Participant’s total deferrals of Base Compensation to the 401(k) Plan in such Plan Year.

Step Five: Determine the Participant’s total deferrals of Base Compensation pursuant to Section 3.3 of this Plan for the Plan Year.

Step Six: Add Step Four and Step Five.

Step Seven: Determine the lesser of Step Three and Step Six.

Step Eight: Multiple Step Seven by the rate of employer matching contributions under the 401(k) Plan for such Plan Year determined as of the last day of such Plan Year. *

Step Nine: Determine the employer matching contributions allocated to the Participant’s 401(k) Plan account for such Plan Year.

Step Ten: Subtract Step Nine from Step Eight.

*For example, if a 401(k) plan matches employee contributions up to 6% of compensation on a dollar for dollar basis, 6% would be used in Step Five and 100% would be used in Step Eight.

(c) Additional Matching Contribution. Each Participating Employer shall have the discretion to make an additional Participating Employer Matching Contribution on behalf of an eligible Participant in any Plan Year to the extent such Participating Employer deems such contribution necessary to satisfy the intent of the Plan.

(d) Nonduplication of Match. It is intended that that there be no duplication of Participating Employer Matching Contributions under this Plan and the 401(k) Plan. The Company shall have the absolute discretion to reduce a Participating Employer Matching Contribution under this Plan in order to effectuate this intent.

4.3 Participating Employer Matching Contribution Subaccount. The Company shall establish a Participating Employer Matching Contribution Subaccount on behalf of each Eligible Employee to which Participating Employer Matching Contributions, and earnings thereon, shall be allocated.

4.4 Vesting of Participating Employer Matching Contribution Account. A Participant shall vest in his or her Participating Employer Matching Contribution Account at the same time and at the same rate as his or her matching contributions under the Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan. The foregoing notwithstanding, a Participant’s Participating Employer Matching Contribution Subaccount shall be fully vested upon the earliest to occur of the following: (a) the Participant’s death or Retirement, (b) a Change in Control, and (3) termination of the Plan in accordance with Section 8.1.

4.5 Payment of Participating Employer Matching Contribution Subaccount. Vested Participating Employer Matching Contribution Subaccounts shall be paid at such time and in such manner as provided in Section 6.3.

ARTICLE V - DEFERRED COMPENSATION ACCOUNT

5.1 Establishment of Deferred Compensation Accounts and Subaccounts. The Company shall establish and maintain for each Participant a hypothetical (bookkeeping) account called the Deferred Compensation Account. Such Account shall be segregated from the other accounts on the books and records of the Company as an unfunded and unsecured liability of the Company to the Participant. Subaccounts shall be maintained as determined necessary by the Company. Accounts and subaccounts are maintained strictly for accounting purposes and do not represent separate funding of the benefits under the Plan. Any reference to “contributions to” or “payments from” Participant Accounts, or similar phrases, are for convenience only and do not reflect any separate funding of the benefits under the Plan.

5.2 Allocations to and Distributions From Deferred Compensation Accounts. The Company shall credit to each Participant’s Account an amount equal to the percentage of such Participant’s Base Compensation, Commissions and Incentive Compensation which he or she has elected to defer on a timely-filed Deferred Compensation Agreement. Such deferrals shall be credited as of the date the Participant would have received such amount if not for the Participant’s deferral election.

The Company shall credit to a Participant’s Account an amount equal to the Participating Employer Matching Contribution to which he or she is entitled under Article IV of the Plan. Participating Employer Matching Contributions will be credited to the Participant’s Account as soon as administratively practicable after the end of each Plan Year.

Any distribution with respect to a Deferred Compensation Account shall be charged to such Account as of the date the distribution is made by the Participating Employer or the trustee of any Rabbi Trust established for the Plan.

5.3 Selection of Investment Vehicle. Each Participant shall specify, in such manner as prescribed by the Company, the allocation of his or her Account among investment indices available under the Plan. To the extent permitted by the Company, a Participant may make separate investment allocations with respect to his or her Retirement and In-Service Distribution Subaccounts. The Participant’s investment allocation with respect to his or her Retirement Subaccount (or In-Service Distribution Subaccount if the Participant does not have a Retirement Subaccount) shall also apply to the Participant’s Participating Employer Matching Contribution Subaccount.

An individual’s selection of an investment index will have no bearing on the actual investment or segregation of Company assets, but will be used as the basis for making adjustments to the such individual’s Account as described below in Section 5.4 of the Plan. A Participant can change his or her investment index or indices at such time, and in such manner, as determined by the Company. The Company may change the investment indices available under the Plan at any time in its absolute discretion.

5.4 Adjustment of Deferred Compensation Account. As of the last day of each calendar month, and at such other times as determined in the sole discretion of the Company, a Participant’s Deferred Compensation Account shall be credited with deemed net income, gain and loss, including deemed net unrealized gain and loss, based on the hypothetical investment directions made by the Participant in accordance with section 5.3. Such earnings and losses will continue to accrue during any period in which installments are paid pursuant to Article VI.

ARTICLE VI - BENEFIT PAYMENTS

6.1 Payment of Retirement Subaccount.

(a) Payment upon Retirement or Disability. Subject to Section 6.6, payment from each of a Participant’s Retirement Subaccounts shall be made, or shall commence, within 60 days after the Participant’s Retirement or Disability in the form elected by the Participant in each of his or her Deferred Compensation Agreements. The available forms of payment at Retirement and Disability are as follows:

(i) Lump Sum. A single lump sum payment.

(ii) Installment Payments. Payments of ten (10) to twenty (20) years. Installment payments are re-amortized over the remaining payout period as of December 31 of each Plan Year for the following Plan Year. Installment payments for a year may be made quarterly or at such other frequency as determined by the Company in its sole discretion, provided that installments due to be paid in a Plan Year shall be paid during the Plan Year.

(b) A Participant may change his or her election regarding the form of payment at Retirement or Disability with respect to his or her Pre-2005 Deferred Compensation Account provided the change is received by the Company, on a form prescribed by the Company, at least 13 months prior to the Participant’s Retirement or Disability. A Participant may modify the form or timing of benefit payment at Retirement or Disability with respect to his or her Post-2004 Deferred Compensation Account so long as such modification is made at least 12 months prior to the original payment date, the new payment date is at least five years from the original payment date and the modification does not take effect for at least 12 months after the modification date. The foregoing restrictions do not apply to modifications made in 2005, 2006, 2007 or 2008 to the extent permitted by Section 409A of the Code and the guidance promulgated thereunder.

(c) Payment upon Separation from Service. Subject to Section 6.6, in the event of Separation from Service prior to Retirement, a Participant’s Retirement Subaccount shall be paid in a single lump sum. Subject to Section 6.6, payments shall be made within 60 days after the Participant’s Separation from Service.

6.2 Payment of In-Service Distribution Subaccount. A Participant’s In-Service Distribution Subaccount shall be paid in a single lump sum. Payment shall be made after the earlier of (a) the Participant’s In-Service Distribution Date, or (b) the date the Participant Separates from Service for any reason other than Retirement. If payment of a Participant’s Subaccount is on account of Separation from Service, subject to Section 6.6, payments shall be made within 60 days after the Participant’s Separation from Service.

The foregoing notwithstanding, if a Participant’s Retirement or Disability occurs prior to the Participant’s In-Service Distribution Date with respect to an In-Service Withdrawal Subaccount, the balance of such Subaccount shall be paid in a lump sum or in installments as elected by the Participant for distribution of his or her Retirement Subaccount in accordance with the provisions of Section 6.1.

6.3 Payment of Participating Employer Matching Contribution Subaccount.

(a) Payment upon Separation from Service Prior to Retirement. In the event of Separation from Service prior to Retirement, the vested portion of the Participant’s Participating Employer Matching Contribution Subaccount shall be paid in a single lump sum and the nonvested portion shall be forfeited. Subject to Section 6.6, payment shall be made within 60 days after the Participant’s Separation from Service.

(b) Payment upon Retirement or Disability. Upon a Participant’s Retirement or Disability, his or her Participating Employer Matching Contribution Subaccount shall be paid at the same time, and in the same form, as the Participant’s Retirement Subaccount, as elected by the Participant pursuant to Section 6.1(a) of the Plan.

6.4 Small Benefit. Notwithstanding any election made by the Participant, if upon a Participant’s Separation from Service, the vested amount in all his or her Deferred Compensation is less than $100,000, it shall be paid out in a lump sum.

6.5 Benefit Payments Upon Death. In the event of the death of a Participant, benefits being paid in the form of installments shall cease, and a death benefit shall be paid to the Participant’s Beneficiary(ies). The benefit payable to the Participant’s Beneficiary(ies) shall be one-hundred percent (100%) of the vested balance of such Participant’s Deferred Compensation Account. The benefit shall be paid in a single lump sum within 60 days after the Participant’s date of death. If a Participant has not designated a Beneficiary, or if no designated Beneficiary is living on the date of death, the death benefit shall be paid to the Participant’s spouse. If such individual’s spouse is not then living or the Participant is unmarried at the time of death, then the death benefit shall be paid to the Participant’s estate.

6.6 Time of Payment for Post-2004 Deferred Compensation Accounts. No payment of any Post-2004 Deferred Compensation Accounts may be made under this Plan if such payment is to be made as a result of such Participant’s Separation from Service until at least six months and one day after the Participant’s Separation from Service. Any payments that would have been made to the Participant during the six-month delay period but for the operation of this paragraph shall (i) be made in a lump sum to the Participant in the seventh month after the Participant’s Separation from Service, and (ii) be credited with earnings in accordance with Section 5.4 during the six-month delay.

ARTICLE VII - ADMINISTRATION OF THE PLAN

7.1 Plan Administration. The Plan shall be administered by the Administrator. The Administrator shall have the right to make such rules and regulations as it deems appropriate for the efficient administration of the Plan, to construe and interpret the Plan, including any uncertain Plan terms, to make factual determinations to decide all questions of eligibility, and to determine the amount and time of payment of awards hereunder to the fullest extent provided by law and in its sole discretion; any interpretations or decisions so made will be conclusive and binding on all persons having any interest in the Plan.

7.2 General Powers of Administration. The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Administrator will have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Administrator’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

(a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

(b) To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d) To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and

(e) To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing.

ARTICLE VIII - AMENDMENT OR TERMINATION

8.1 Amendment or Termination. The Company reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable.

The Company (or a Participating Employer with respect to its Participants) may partially terminate the Plan by refusing to accept any additional Deferred Compensation Agreements. The Plan shall otherwise continue to operate in accordance with its terms.

The Company (or a Participating Employer with respect to its Participants) may completely terminate the Plan. Notwithstanding any provision of this Plan to the contrary, in the event of complete termination, the Plan (or the portion of the Plan applicable to a withdrawing Participating Employer) shall cease to operate, and the Company shall pay out to each Participant (or the Beneficiary of a deceased Participant) his or her Pre-2005 Deferred Compensation Account balance in quarterly installments over a three (3)-year period, as if the Participant had retired as of the effective date of the complete termination. In the Company’s sole discretion, the Company may instead pay each Participant and Beneficiary his or her Account balance in a lump sum. With respect to the Participants’ Post-2004 Deferred Compensation Accounts, the Company may accelerate distribution only to the extent permitted by Section 409A of the Code and the regulations promulgated thereunder.

8.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Deferred Compensation Account held hereunder as of the effective date of such amendment or termination or reduce the deferrals in the year of amendment or termination.

ARTICLE IX - GENERAL PROVISIONS

9.1 Payment of Benefits from General Assets; Unsecured Creditor Status for Participants. All benefits payable under this Plan to or on behalf of Participants shall be paid from the general assets of the Company or of a Participating Employer. A Participating Employer shall not be required to set aside any funds to discharge its obligations hereunder, but such Participating Employer may set aside such funds if it chooses to do so. Any setting aside of amounts, or acquisition of any insurance policy or any other asset, by the Company (or other Participating Employer) with which to discharge its obligations hereunder in trust or otherwise, shall not be deemed to create any beneficial ownership interest in any Employee, Participant, or Beneficiary, and legal and equitable title to any funds so set aside shall remain in the Company (or the other Participating Employer), and any recipient of benefits hereunder shall have no security or other interest in such funds. The rights of the Participant and his Beneficiary(ies) under this Plan shall be no greater than the rights of a general unsecured creditor of the Participating Employers. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Participating Employers, present and future. Any Deferred Compensation Account established for a Participant under this Plan shall be hypothetical in nature and shall be maintained for recordkeeping purposes only.

9.2 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company, Participating Employer, or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

9.3 No Enlargement of Employee Rights. No Participant shall have any right to receive a benefit payment under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or other Participating Employer.

9.4 Spendthrift Provision. No interest of any Participant in the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit payment be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such Participant. Notwithstanding the foregoing, payment may be made from the Plan to an individual other than the Participant to the extent required in a domestic relations order.

9.5 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

9.6 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Article VIII.

9.7 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Participating Employers, nor any individual acting as employee or agent of the Participating Employers, shall be liable to any Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

The Participating Employers do not in any way guarantee any Participant’s Deferred Compensation Account against loss or depreciation, whether caused by poor investment performance, insolvency of a deemed investment or by any other event or occurrence. In no event shall the employees, officers, directors, or stockholders of the Participating Employers be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment hereunder.

Any payment made in good faith in accordance with provisions of the Plan shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.

9.8 Tax Withholding and Reporting. The Company shall have the right to deduct any required withholding taxes from any payment made under the Plan. The Participating Employers shall not be obligated to pay, or reimburse the Participant or Beneficiary for, any income or other taxes or penalties that may be imposed on the Participant or Beneficiary as a result of this Plan by the Internal Revenue Service or any state or other taxing authority.

9.9 Liability for Payment. Anything in the Plan to the contrary notwithstanding, each Participating Employer shall be liable for payments due under this Plan which are based upon its Employees’ participation in the Plan. In the event that is payment due hereunder is based upon participation in the Plan during employment with two or more participating Employers, each such Participating Employer’s share of the liability will be based on amounts credited and earnings accrued while the Participant was employed with each such participating Employer. In the event a payment is made under this Plan by the Company on behalf of another Participating Employer’s employee, the Company shall be entitled to reimbursement from such Participating Employer.

9.10 Plan Expenses. The Company shall have the option to require the Plan to bear the costs incident to the Plan’s operation. If the Company requires that the Plan bear any such costs, each Participant’s Account shall be debited its proportionate share of such costs, in accordance with rules adopted by the Company and uniformly applied to all Participants. To the extent the Company does not exercise the option to require the Plan to bear the costs incident to the Plan’s operation, each Participating Employer shall pay a pro-rata portion of such costs, in the manner prescribed by the Company.

9.11 Applicable Law. The Plan shall be construed and administered under the laws of the Commonwealth of Massachusetts.

ARTICLE X - CLAIMS PROCEDURES

10.1 Claims Procedures.

(a) If a Participant, beneficiary or their authorized representative (hereinafter the “Claimant”) asserts a right to a benefit under the Plan which has not been received, the Claimant must file a claim for such benefit with the Administrator. The Administrator shall render its decision on the claim within 90 days (45 days for claims made due to Disability) after its receipt of the claim.

If special circumstances apply, the 90-day period (or 45-day period in the case of Disability) may be extended by an additional 90 days (30 days in the case of Disability, with an additional 30-day extension if needed), provided that written notice of the extension is provided to the Claimant during the applicable period and such notice indicates the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on the claim. In addition for claims due to Disability, the notice of extension shall also describe the standards for benefit entitlement, unresolved issues and additional information needed to resolve such issues. The Participant will have 45 days to provide such information and the period for making the benefit determination shall be tolled until the end of such 45-day period or until the information is provided by the Participant, whichever occurs first.

(b) If the Administrator wholly or partially denies the claim, the Administrator shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

(i) the specific reasons for the denial of the claim;

(ii) specific reference to pertinent provisions of the Plan on which the denial is based;

(iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv) a description of the Plan’s claims review procedures, and the time limitations applicable to such procedures;

(v) a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the claim denial is appealed to the Administrator and the Administrator fully or partially denies the claim; and

(vi) solely with respect to claims made due to Disability, (1) any internal rules, guideline, protocol or other similar criterion if relied upon in making the adverse benefits decision, or (2) if the decision was based on medical necessity, experimental treatment or similar exclusion or limit either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such an explanation will be provided free of charge upon request.

(c) A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Administrator may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days (180 days for claims made due to Disability) after receipt of the notice of the denial from the Administrator. In connection with such appeal and upon request by the Claimant, a Claimant may review (or receive free copies of) all documents, records or other information relevant to the Claimant’s claim for benefit, all in accordance with such procedures as the Administrator may establish. If a Claimant fails to file an appeal within such period, he or she shall have no further right to appeal.

(d) A decision on the appeal by the Administrator shall include a review by the Administrator that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Administrator shall render its decision on the appeal not later than 60 days (45 days for claims due to Disability) after the receipt by the Administrator of the appeal. If special circumstances apply, the 60-day period may be extended by an additional 60 days (and the 45-day period may be extended by an additional 45 days), provided that written notice of the extension is provided to the Claimant during the initial period and such notice indicates the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on the claim on appeal.

If the Administrator wholly or partly denies the claim on appeal, the Administrator shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

(i) the specific reasons for the denial of the claim;

(ii) specific reference to pertinent provisions of the Plan on which the denial is based;

(iii) a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits;

(iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA;

(v) solely with respect to claims made due to Disability, (1) any internal rules, guideline, protocol or other similar criterion if relied upon in making the adverse benefits decision, or (2) if the decision was based on medical necessity, experimental treatment or similar exclusion or limit either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such an explanation will be provided free of charge upon request; and

(vi) solely with respect to claims made due to Disability, the statement required by Department of Labor Regulations 2560-503-1(j)(5)(iii).

The claims procedures described above shall be administered in accordance with Section 503 of ERISA and regulations promulgated thereunder. Any written notice required to be given to the Claimant may, at the option of the Administrator and in accordance with guidance issued under Section 503 of ERISA, be provided electronically.

IN WITNESS WHEREOF, Boston Private Financial Holdings, Inc. has caused this instrument to be executed by its duly authorized officer this 24th day of November, 2008.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Gerald Raphel
Name:	Gerald Raphel
Title:	Senior Vice President

31